Garb Oil & Power Corporation
1588 South Main Street, Suite 200
Salt Lake City, Utah 84115
Phone: 801-832-9865
Email: info@garbmail.com
Web: www.garbop.com

MINUTES OF THE SPECIAL MEETING OF THE SHAREHOLDERS OF GARB-OIL & POWER CORPORATION

SHAREHOLDERS' MEETING TITLE:
By-Law Review and Granting of Powers

MEETING CHAIR:
John Rossi, j.rossi@garbmail.com, 801-832-9865

MEETING SCRIBE:
Bill V. Anderson, b.anderson@garbmail.com, 801-832-9865

MEETING LOCATION:
Offices of Garb-Oil & Power Corporation, 1588 S. Main Street, Ste 200, Salt Lake City, UT 84115

MEETING DATE AND TIME:
March 1st 2010 at 11:00AM

ATTENDEES:

Shareholders present in person:

John Rossi
John C. Brewer
John Wright
Rick Jackson
Bill V. Anderson
Matthew Shepard
Lee Jackson
Joseph G. Wright

Shareholder present via video:

Igor Plahuta

I. CALL TO ORDER

John Rossi, acting as Chair, called the meeting to order.

II. WELCOME AND INTRODUCTIONS

John Rossi was introduced to the shareholders as the new CEO of the company.

III. COMMITTEE LEADER'S COMMENTS

N/A

IV. AGENDA ITEMS – SUB-ITEMS

1. To authorize the Board of Directors to engage The Q Group whose engagement will facilitate the corporation in 1) raising the necessary capital to meet the corporation's growth projections, and 2) meeting all requirements for the corporation to qualify for a major stock exchange.
2. To authorize the Board of Directors to proceed with The Q Groups recommendations which will include an increase in Authorized Shares and the creation of Preferred Shares.
3. To renew the Board of Directors for the ensuing year or until their successors shall have been duly elected and qualified.

V. ATTENDEES REMARKS

John Rossi stated that the Board of Directors (as per board meeting dated February 26th 2010) feel the engagement of The Q Group and proceeding with their recommendations is in the best interest of the corporation and its shareholders and solicit your approval. John Rossi also explained the

process of due diligence that preceded this recommendation to include personal contact with the CEOs of two companies, including one Utah company, who currently are running the same program.

VI. EXECUTIVE DIRECTOR'S REPORT

John Rossi reported to the shareholders that the company was currently raising funds for Garb operations and for building Garb refining and recycling plants. The company was also currently in negotiations with several recycling companies with offers pending for Garb plants.

VII. VOTING | REPORTS

1. John Rossi motioned to authorize the Board of Directors to engage The Q Group whose engagement will facilitate the corporation in 1) raising the necessary capital to meet the corporation's growth projections, and 2) meeting all requirements for the corporation to qualify for a major stock exchange. John Brewer seconded and the shareholders voted unanimously in approval.

2. John Rossi motioned to authorize the Board of Directors to proceed with The Q Groups recommendations which will include an increase in Authorized Shares and the creation of Preferred Shares. John Brewer seconded the motion and the shareholders voted unanimously to proceed.

3. John Rossi motioned to renew the Board of Directors for the ensuing year or until their successors shall have been duly elected and qualified. John Brewer seconded the motion and the shareholders voted unanimously to renew.

4. John Brewer motioned to hold a Shareholders' Meeting in June in order to receive a report from the company's officers of the progress of the company as to actions and results of these actions due to the increase of Authorized Shares and the creation of Preferred Shares.

VIII. OTHER BUSINESS

None

IX. BOARD ADJOURNMENT

John Rossi motioned to adjourn the meeting; John Brewer seconded the motion and the shareholders unanimously voted to adjourn.

X. CONVENE TO CLOSED SESSION

Board Chair Approval
[Signature, date]

Board Secretary Approval
[Signature, date]